UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2012

Wynn Resorts, Limited

(Exact name of registrant as specified in its Charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K of Wynn Resorts, Limited (the “Registrant”), filed on September 12, 2011 with the Securities and Exchange Commission (the “Commission”), on September 9, 2011, Wynn Macau, Limited (“WML”), an indirect subsidiary of the Registrant with ordinary shares of its common stock listed on The Stock Exchange of Hong Kong Limited, announced that Palo Real Estate Company Limited (“Palo”) and Wynn Resorts (Macau) S.A. (“Wynn Macau”), each an indirect subsidiary of the Registrant, formally accepted the terms and conditions of a land concession contract (the “Land Concession Contract”) from the government (the “Macau Government”) of the Macau Special Administrative Region of the People’s Republic of China (“Macau”) in respect of approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”). The Land Concession Contract permits Palo and Wynn Macau to develop a resort containing a five-star hotel, gaming areas, retail, entertainment, food and beverage, spa and convention offerings on the Cotai Land.

The Land Concession Contract was published in the official gazette of Macau (the “Gazette”) on May 2, 2012. Effective from such publication date, Palo will lease the Cotai Land from the Macau Government for an initial term of 25 years with the right to renew successively the Land Concession Contract for additional periods, subject to applicable legislation. The Land Concession Contract also requires that Wynn Macau, as a gaming concessionaire, operate and manage gaming operations on the Cotai Land.

The foregoing description of the Land Concession Contract is qualified in its entirety by reference to the full English translation of the Land Concession Contract (originally published in the Gazette in traditional Chinese and Portuguese), which is filed as Exhibit 10.1 hereto and incorporated herein by reference. Dollar amounts ($) in the Land Concession Contract refer to Macau Patacas.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Land Concession Contract, published on May 2, 2012, by and among Palo Real Estate Company Limited, Wynn Resorts (Macau) S.A., and the Macau Special Administrative Region of the People’s Republic of China (translated to English from traditional Chinese and Portuguese).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 2, 2012

WYNN RESORTS, LIMITED

By:	/s/ Matt Maddox
Matt Maddox Chief Financial Officer and Treasurer